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                                                                   EXHIBIT 10.16




                                                              [SYNON LETTERHEAD]

April 14, 1993


Mr. John F. Rockart
Director
Center for Information Systems Research
Massachusetts Institute of Technology
77 Massachusetts Avenue, Room E40-187
Cambridge, MA 02139


Dear Jack,

Based on our recent conversation, I would like to extend you an offer to join the Board of Directors of the Synon Corporation effective 5/1/93. have made a slight adjustment to the financial agreement which reflects your desire for some additional monetary compensation. I hope this is satisfactory. The specifics of your compensation are as follows:

        (1)      Consulting fees at an annual rate of $15,000, payable monthly.

        (2)      Travel expense reimbursement for Board meeting attendance.

        (3) An option to purchase 20,000 shares of Synon stock at a price of $1.43.

I anticipate the Board will have 4 or 5 one day meetings during the year. In addition I would expect you and I to have normal phone call discussions.

I very much enjoyed our first meeting and know that we share many common views on changing the way applications are developed and delivered. I look forward to working with you and will let you know the Board meeting schedule for the remainder of the year. Please confirm your acceptance so I can notify the other Board members.

Thanks.


/s/ Richard H. Goldberg
Richard H. Goldberg
President and CEO

cc:      W.O. Grabe - Chairman